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ACWMF International Value 05/31/2006 NSAR filing

77I.   Terms of new or amended securities

a)  N

b)  International Value, a new series of the Registrant, began offering Investor, Institutional, C and R classes during the period.  The following describes the new classes of the fund, as called for by the applicable registration statement item:

Each of the funds is a series of shares issued by the corporation, and shares of each fund have equal voting rights. In addition, each series (or fund) may be divided into separate classes.  Additional funds and classes may be added without a shareholder vote. Each fund votes separately on matters affecting that fund exclusively. Voting rights are not cumulative, so investors holding more than 50% of the corporation's (all funds') outstanding shares may be able to elect a Board of Directors. The corporation undertakes dollar-based voting, meaning that the number of votes a shareholder is entitled to is based upon the dollar amount of the shareholder's investment. The election of directors is determined by the votes received from all the corporation's shareholders without regard to whether a majority of shares of any one fund voted in favor of a particular nominee or all nominees as a group.

The assets belonging to each series of shares are held separately by the custodian and the shares of each series represent a beneficial interest in the principal, earnings and profit (or losses) of investment and other assets held for each series. Your rights as a shareholder are the same for all series of securities unless otherwise stated. Within their respective series, all shares have equal redemption rights. Each share, when issued, is fully paid and non-assessable.

Each shareholder has rights to dividends and distributions declared by the fund he or she owns and to the net assets of such fund upon its liquidation or dissolution proportionate to his or her share ownership interest in the fund.

To open an account, the minimum initial investment amounts are $2,000 for a Coverdell Education Savings Account
(CESA), and $2,500 for all other accounts.

The Investor Class is available through some intermediaries.

The Institutional Class shares are made available for purchase by large institutional shareholders such as bank trust departments, corporations, retirement plans, endowments, foundations and financial advisors that meet the fund's minimum investment requirements. Institutional Class shares are not available for purchase by insurance companies for variable annuity and variable life products.

The minimum initial investment amount for the Institutional Class is $5 million ($3 million for endowments and foundations) per fund. If you invest with us through a financial intermediary, this requirement may be met if your financial intermediary aggregates your investments with those of other clients into a single group, or omnibus, account that meets the minimum. The minimum investment requirement may be waived if you, or your financial intermediary if you invest through an omnibus account, have an aggregate investment in our family of funds of $10 million or more ($5 million for endowments and foundations). In addition, financial intermediaries or plan recordkeepers may require retirement plans to meet certain other conditions, such as plan size or a minimum level of assets per participant, in order to be eligible to purchase Institutional Class shares.

The C Class shares of the funds are made available to participants in employer-sponsored retirement or savings plans and to persons purchasing through broker-dealers, banks, insurance companies and other financial intermediaries that provide various administrative, shareholder and distribution services. The funds' distributor enters into contracts with various banks, broker-dealers, insurance companies and other financial intermediaries, with respect to the sale of the funds' shares and/or the use of the funds' shares in various investment products or in connection with various financial services. Certain recordkeeping and administrative services that are provided by the funds' transfer agent for the Investor Class shareholders may be performed by a plan sponsor (or its agents) or by a financial intermediary for C Class investors. In addition to such services, the financial intermediaries provide various individual shareholder and distribution services. To enable the funds' shares to be made available through such plans and financial intermediaries, and to compensate them for such services, the funds' Board of Directors has adopted the C Class Plan. Pursuant to the C Class Plan, the C Class pays the funds'
distributor 1.00% annually of the average daily net asset value of the funds' C Class shares, 0.25% of which is paid for certain ongoing individual shareholder and administrative services and 0.75% of which is paid for distribution services, including past distribution services. This payment is fixed at 1.00% and is not based on expenses incurred by the distributor.

The R Class shares of the funds are made available to participants in employer-sponsored retirement or savings plans and to persons purchasing through broker-dealers, banks, insurance companies and other financial intermediaries that provide various administrative, shareholder and distribution services. The funds' distributor enters into contracts with various banks, broker-dealers, insurance companies and other financial intermediaries, with respect to the sale of the funds' shares and/or the use of the funds' shares in various investment products or in connection with various financial services.  Certain recordkeeping and administrative services that are provided by the funds' transfer agent for the Investor Class shareholders may be performed by a plan sponsor (or its agents) or by a financial intermediary for R Class investors.  In addition to such services, the financial intermediaries provide various individual shareholder and distribution services.  To enable the funds' shares to be made available through such plans and financial intermediaries, and to compensate them for such services, the funds Board of Directors has adopted the R Class Plan. Pursuant to the R Class Plan, the R Class pays the funds'
distributor 0.50% annually of the average daily net asset value of the R Class shares. The distributor may use these fees to pay for certain ongoing shareholder and administrative services and for distribution services, including past distribution services. This payment is fixed at 0.50% and is not based on expenses incurred by the distributor.
Investor Class, Institutional Class and R Class shares may be subject to a 2% redemption fee if they are sold within 60 days of purchase. Therefore, if you redeem shares within 60 days of their purchase, you will receive
98% of their value at redemption. The remaining 2% is retained by the fund and helps cover transaction costs that long-term investors may bear when the fund sells securities to meet investor redemptions. However, not all of the financial intermediaries who offer the fund are currently able to track and charge the redemption fee. American
Century is working with those providers to combat abusive trading and encouraging them to develop systems to track the redemption fee and otherwise employ tactics to combat abusive trading practices. The redemption fee does not apply to shares purchased through reinvested distributions (dividends and capital gains). The fund may not charge the redemption fee in certain situations deemed appropriate by American Century, including where the capability to charge the fee does not exist or is impractical and/or other systems to deter abusive trading practices are in place. If you sell your Class shares within a certain time after their purchase, you will pay a sales charge the amount of which is contingent upon the amount of time you have held your shares.

Your redemption proceeds will be calculated using the net asset value (NAV) next determined after we receive your transaction request in good order.  However, we reserve the right to delay delivery of redemption proceeds up to seven days. For example, each time you make an investment with American Century, there is a seven-day holding period before we will release redemption proceeds from those shares, unless you provide us with satisfactory proof that your purchase funds have cleared. Investments by wire generally require only a one-day holding period.
If you change your address, we may require that any redemption request made within 15 days be submitted in writing and be signed by all authorized signers with their signatures guaranteed. If you change your bank information, we may impose a 15-day holding period before we will transfer or wire redemption proceeds to your bank. Please remember, if you request redemptions by wire, $10 will be deducted from the amount redeemed. Your bank also may charge a fee. In addition, we reserve the right to honor certain redemptions with securities, rather than cash.

C Class shares are sold at their net asset value without an initial sales charge. For sales of C Class shares, the amount paid to your financial professional is 1.00% of the amount invested. If you redeem your shares within
12 months of purchase, you will pay a Contingent Deferred Sales Charge (CDSC) of 1.00% of the original purchase price or the current market value at redemption, whichever is less. The purpose of the CDSC is to permit the fund's distributor to recoup all or a portion of the up-front payment made to your financial professional. The
CDSC will not be charged on shares acquired through reinvestment of dividends or distributions or increases in the net asset value of shares.  To minimize the amount of the CDSC you may pay when you redeem shares, the fund will first redeem shares acquired through reinvested dividends and capital gain distributions, which are not subject to a CDSC. Shares that have been in your account long enough that they are not subject to a CDSC are redeemed next. For any remaining redemption amount, shares will be sold in the order they were purchased
(earliest to latest).

Any applicable CDSC may be waived in the following cases:
* redemptions through systematic withdrawal plans not exceeding annually:
* 12% of the lesser of the original purchase cost or current market value for C Class shares
* distributions from IRAs due to attainment of age 59-1/2 for C Class shares
* required minimum distributions from retirement accounts upon reaching age
70-1/2
* tax-free returns of excess contributions to IRAs
* redemptions due to death or post-purchase disability
* exchanges, unless the shares acquired by exchange are redeemed within the original CDSC period if no broker was compensated for the sale

You may exchange shares of the fund for shares of the same class of another American Century Advisor Fund without a sales charge if you meet the following criteria:
* The exchange is for a minimum of $100
* For an exchange that opens a new account, the amount of the exchange must meet or exceed the minimum account size requirement for the fund receiving the exchange
For purposes of computing any applicable CDSC on shares that have been exchanged, the holding period will begin as of the date of purchase of the original fund owned. Exchanges from a money market fund are subject to a sales charge on the fund being purchased, unless the money market fund shares were acquired by exchange from a fund with a sales charge or by reinvestment of dividends or capital gains distributions. Investor Class, Institutional
Class and R Class shares may be subject to a 2% redemption fee if they are exchanged within 60 days of such purchase.

You may exchange C Class shares of a fund for C Class shares of any other American Century fund. You may not exchange from the C Class to any other class. We will not charge a CDSC on the shares you exchange, regardless of the length of time you have owned them. When you do redeem shares that have been exchanged, the CDSC will be based on the date you purchased the original shares.

Your ability to purchase, exchange, redeem and transfer shares will be affected by the policies of the financial intermediary through which you do business.
Some policy differences may include
* minimum investment requirements
* exchange policies
* fund choices
* cutoff time for investments
* trading restrictions

In addition, your financial intermediary may charge a transaction fee for the purchase or sale of fund shares.
Those charges are retained by the financial intermediary and are not shared with American Century or the fund.

If, during any 90-day period, you redeem fund shares worth more than $250,000 (or 1% of the value of a fund's assets if that amount is less than $250,000), we reserve the right to pay part or all of the redemption proceeds in excess of this amount in readily marketable securities instead of in cash. The portfolio managers would select these securities from the fund's portfolio.  We will value these securities in the same manner as we do in computing the fund's net asset value. We may provide these securities in lieu of cash without prior notice. Also, if payment is made in securities, you may have to pay brokerage or other transaction costs to convert the securities to cash.  If your redemption would exceed this limit and you would like to avoid being paid in securities, please provide us with an unconditional instruction to redeem at least 15 days prior to the date on which the redemption transaction is to occur. The instruction must specify the dollar amount or number of shares to be redeemed and the date of the transaction. This minimizes the effect of the redemption on a fund and its remaining investors.

If your account balance falls below the minimum initial investment amount for any reason other than as a result of market fluctuation, we will notify you and give you 90 days to meet the minimum. If you do not meet the deadline, American Century reserves the right to redeem the shares in the account and send the proceeds to your address of record. Please note that you may incur tax liability as a result of the redemption. For Institutional
Class shares, we reserve the right to convert your shares to Investor Class shares of the same fund. The Investor
Class shares have a unified management fee that is 0.20% higher than the Institutional Class. Please note that shares of the Investor Class, Institutional Class and R Class redeemed in this manner may be subject to a 2%
redemption fee if held less than 60 days. C Class shares redeemed in this manner may be subject to a sales charge if held less than the applicable time period. You also may incur tax liability as a result of the redemption.

A signature guarantee, which is different from a notarized signature, is a warranty that the signature presented is genuine. We may require a signature guarantee for the following transactions.
* You have chosen to conduct business in writing only and would like to redeem over $100,000.
* Your redemption or distribution check, Check-A-Month or automatic redemption is made payable to someone other than the account owners.
* Your redemption proceeds or distribution amount is sent by EFT (ACH or wire) to a destination other than your personal bank account.
* You are transferring ownership of an account over $100,000.
* You change your address and request a redemption over $100,000 within 15 days.
* You change your bank information and request a redemption within 15 days.  We reserve the right to require a signature guarantee for other transactions, at our discretion.

Investment instructions are irrevocable. That means that once you have mailed or otherwise transmitted your investment instruction, you may not modify or cancel it. The fund reserves the right to suspend the offering of shares for a period of time and to reject any specific investment (including a purchase by exchange).
Additionally, we may refuse a purchase if, in our judgment, it is of a size that would disrupt the management of a fund.

We reserve the right to change any stated investment requirement, including those that relate to purchases, exchanges and redemptions. We also may alter, add or discontinue any service or privilege. Changes may affect all investors or only those in certain classes or groups. In addition, from time to time we may waive a policy on a case-by-case basis, as the advisor deems appropriate.
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